Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VALEANT PHARMACEUTICALS INTERNATIONAL,

SAPPHIRE SUBSIDIARY CORP.,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

AND

SOLTA MEDICAL, INC.

DATED AS OF DECEMBER 15, 2013

i

EXHIBIT A Conditions of the Offer

INDEX OF DEFINED TERMS

2012 Silicon Valley Loan Agreement	60
Additional Warrants	69
Adverse Regulatory Requirement	52
Affiliate	69
Agreement	1
Anti-Corruption Laws	42
Associate	69
Business Day	69
Capital Royalty Loan Agreement	60
CERCLA	37
Certificate of Merger	8
Certificates	10
Cleanup	69
Closing	8
Closing Date	8
Code	12
Collective Bargaining Agreement	34
Commonly Controlled Entity	32
Company	1
Company Acquisition Agreement	54
Company Adverse Recommendation Change	54
Company Benefit Agreements	32
Company Benefit Plans	32
Company Board	1
Company Bylaws	16
Company Certificate of Incorporation	16
Company Common Stock	1
Company Disclosure Letter	15
Company ESPP	13
Company Financial Statements	25
Company Leases	36
Company Material Adverse Effect	70
Company Material Contract	31
Company Notice of Adverse Recommendation	55
Company Option	16
Company Organizational Documents	16
Company Participant	34
Company Pension Plan	31
Company Pension Plans	31
Company Preferred Stock	16
Company Products	20
Company Recommendation	18
Company Registered Intellectual Property	38

Company SEC Reports	24
Company Securities	17
Company Stock Awards	13
Company Stock Plans	16
Company Subsidiaries	17
Company Subsidiary	17
Company Takeover Proposal	56
Company Welfare Plan	32
Company Welfare Plans	32
Competition Law	19
Competition Laws	19
Confidentiality Agreement	49
Continuing Director	7
Contract	70
Copyrights	71
Covered Employees	58
Credit Agreements	60
D&O Insurance	57
Debt Payoff Letters	60
DGCL	1
Dissenting Shares	12
Effective Time	8
Environmental Claim	70
Environmental Laws	71
Environmental Permits	71
ERISA	31
Exchange Act	2
Exchange Fund	10
Expiration Date	3
Expiration Time	3
FDA	20
FDCA	20
FTC	20
GAAP	25
Governmental Entity	19
Guaranteed Obligations	69
Guarantor	1
Hazardous Substances	71
HSR Act	19
Information Statement	19
Intellectual Property	71
IP Contracts	30
IRS	51
known to Company	74
Law	19
Leased Real Property	36

v

Liability	72
Liens	17
Litigation	28
Merger	1
Merger Consideration	9
Merger Sub	1
Merger Sub Common Stock	9
Minimum Tender Condition	1
NASDAQ	3
New Plan	59
Notice Period	55
Offer	1
Offer Closing	3
Offer Closing Date	3
Offer Conditions	2
Offer Documents	4
Offer Price	1
Order	19
Outside Date	61
Parent	1
Parent Insider	7
Patents	71
Paying Agent	10
Payoff Amounts	60
Permitted Liens	72
Person	72
PIPE Warrants	72
Privacy Laws	24
Regulatory Authority	20
Regulatory Authorizations	73
Regulatory Condition	1
Regulatory Laws	21
Release	73
Representatives	73
Required Regulatory Authorizations	73
Sarbanes-Oxley Act	24
Schedule 14D-9	4
Schedule TO	4
SEC	3
Securities Act	24
Service Provider	73
Silicon Valley Loan Agreement	60
Software	71
Subsidiary	73
Superior Proposal	56
Surviving Corporation	7

SVB Warrant	73
SVB Warrant Holder	13
Takeover Statutes	43
Tax Return	74
Taxes	73
Tender Agreements	2
Termination Fee	64
to the knowledge of the Company	74
Trade Secrets	72
Trademarks	71
Transactions	1
Uncertificated Shares	10
United States	74
Warrants	74

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2013, is by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Sapphire Subsidiary Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Solta Medical, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 9.16 hereof, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, Parent proposes to cause Merger Sub to commence an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, $0.001 par value, of the Company (“Company Common Stock”) at a price per share of Company Common Stock of $2.92 net to the seller in cash, without interest (such consideration, as it may from time to time be amended in accordance with this Agreement, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), as soon as practicable following the purchase of the Company Common Stock in the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, without interest and subject to any required withholding tax, except for (i) shares of Company Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent and (ii) the Dissenting Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared the advisability of this Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement (the Offer, the Merger and the other transactions contemplated by this Agreement collectively, the “Transactions”), (b) declared that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement, the Tender Agreements and to consummate the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement, the Tender Agreements and the Transactions upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s directors, certain executive officers and certain stockholders of the Company that are not, in the aggregate, owners of 15% or more of the outstanding voting stock of the Company (as defined in Section 203 of the DGCL) are entering into tender agreements with Parent and Merger Sub dated as of the date hereof (the “Tender Agreements”), pursuant to which, among other things, such holders are agreeing to tender their respective shares of Company Common Stock in the Offer, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement, within ten (10) Business Days after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer; provided, that the Company agrees that no shares of Company Common Stock owned by the Company or any Company Subsidiary will be tendered pursuant to the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, the “Offer Conditions”). Merger Sub expressly reserves the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or (v) modify or change the Offer, including any Offer Condition, in a manner that is adverse to any holders of Company Common Stock.

(b) Expiration of the Offer. The Offer shall expire at midnight at the end of the date that is twenty (20) business days after the commencement of the Offer (determined using Rule 14d-1(g)(3) of the Exchange Act) (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time” and such date, or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”); provided, however, that, subject to the provisions of ARTICLE VIII, (i) if at the Expiration Time, any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub may, in its sole discretion, without the consent of the Company, extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent or Merger Sub), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Outside Date and (ii) if at the Expiration Time, any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer at the request of the Company for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent or Merger Sub after consultation with the Company), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Outside Date. Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer or as may be required by any other Governmental Entity; provided, that Merger Sub shall not be required to extend the Offer to a date later than the Outside Date. Nothing contained in this Section 1.1(b) shall affect any termination rights in ARTICLE VIII.

(c) Offer Closing. On the terms and subject to the conditions of this Agreement (including the satisfaction or waiver of the conditions set forth in Exhibit A), Merger Sub shall, and Parent shall cause Merger Sub to, (i) accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer prior to 9:00 a.m. New York City time, on the business day (determined using Rule 14d-1(g)(3) of the Exchange Act) immediately following the Expiration Time and (ii) pay for all such shares (subject to any applicable Tax withholding pursuant to Section 3.2(h)) as soon as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Common Stock pursuant to the preceding sentence shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions of this Agreement. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(d) Schedule TO; Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, a notice of appraisal rights as contemplated by

Section 262(d)(2) of the DGCL and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the stockholders of the Company as and to the extent required by United States federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the other Offer Documents to comply in all material respects with the Exchange Act and all other applicable Law. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable United States federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments.

(e) Parent shall provide or cause to be provided to Merger Sub on a timely basis the consideration necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.2 Company Actions.

(a) The Company hereby approves and consents to the Transactions. The Company represents that it has been advised that all of its directors and officers who own shares of Company Common Stock intend to tender such shares pursuant to the Offer.

(b) The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Company Recommendation, which filing shall, to the extent reasonably practicable, be made on the date the Offer Documents are filed with the SEC (and in any event within ten (10) Business Days thereof) and shall mail the Schedule 14D-9 to the stockholders of the Company as and to the extent required by Rule 14d-9 under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Law. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 to comply with Rule 14d-9 under the Exchange Act. Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable United States federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation.

(c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly, and in any event within three (3) Business Days of the date hereof, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (x) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (y) following the termination of this Agreement, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been so returned or destroyed.

Section 1.3 Directors.

(a) Effective upon the Offer Closing and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage of the total outstanding shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment pursuant to the Offer), and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors, filling vacancies or newly created directorships on the Company Board, and seeking and accepting resignations of incumbent directors (with such method to be by the election of Parent, including the selection of the individuals designated for resignation). At each such time, the Company shall also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) as requested by Parent, the board of directors (or equivalent governing body) and each committee thereof of each Company Subsidiary that represents the same percentage as such individuals represent on the Company Board.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall, upon request of Parent at any time following the Offer Closing, promptly take all actions necessary to effect the appointment of Parent’s designees and as required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(b), including mailing to its stockholders the Information Statement. Parent shall supply to the Company any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3 are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective Affiliates may have as a holder or beneficial owner of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(c) Notwithstanding anything in this Agreement to the contrary, following the appointment or election of Parent’s designees pursuant to this Section 1.3 (if applicable) and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors then in office (or, if there shall only be one (1) or two (2) Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize the Company to (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize the Company to, except as otherwise required by Law) (i) amend or terminate this Agreement, (ii) waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (iv) amend the Company Organizational Documents (except to the extent provided for by this Agreement), (v) authorize any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand, or (vi) make any other consent by the Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, that any such authorization shall not be effective unless there is in office at least one (1) Continuing Director.

(d) For purposes of this Agreement, a “Continuing Director” shall mean a member of the Company Board who is a member of the Company Board on the date of this Agreement and who is an independent director, and eligible to serve on the Company’s audit committee, for purposes of Rule 10A-3 under the Exchange Act and the continuing listing requirements of NASDAQ. If the number of directors who are Continuing Directors is reduced to below three (3) prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors of the Company is reduced to zero prior to the Effective Time, then the other directors on the Company Board shall designate and appoint to the Company Board three (3) individuals who are not Parent Insiders who shall be deemed to be Continuing Directors for all purposes of this Agreement. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined by the Continuing Directors to advise them in their capacity as directors of the Company and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case to the extent reasonably appropriate to the exercise and discharge of their fiduciary and other duties.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger under the name “Solta Medical, Inc.” and shall continue to be governed by the DGCL and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected on the Offer Closing Date without the adoption of this Agreement by the stockholders of the Company; provided that if, notwithstanding such express election to cause the Merger to be governed by Section 251(h) of the DGCL, the Merger may not be effected pursuant to Section 251(h) of the DGCL for any reason, then the parties hereto shall take all actions necessary to cause the consummation of the Merger as promptly as practicable following the Offer Closing in a manner that is not adverse to the stockholders of the Company.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, as soon as commercially practicable following the day on which, and in no event later than the fifth (5th) Business Day after which, all of the conditions set forth in ARTICLE VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of the State of Delaware, or at such subsequent date and time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.3 Effect of the Merger. The Merger shall have the effects specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.4 Organizational Documents of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as heretofore amended, shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation and the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At Parent’s request, the Company shall obtain and deliver to Parent the written resignations of each of the directors of the Company (other than the directors appointed by Parent pursuant to Section 1.3), to be effective at the Effective Time.

Section 2.6 Officers of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE III

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Guarantor, Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Guarantor, (ii) shares to be canceled pursuant to Section 3.1(c) and (iii) the Dissenting Shares) shall be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”) upon surrender of such shares of Company Common Stock pursuant to Section 3.2(b) and in compliance therewith. As of the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, $0.01 par value, of Merger Sub (the “Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. In addition to the foregoing conversion, at the Effective Time, the Surviving Corporation shall issue 245,000 shares to Parent in consideration for the deposit of the Merger Consideration with the Paying Agent. The shares of the Surviving Corporation into which the shares of Merger Sub common stock are so converted and the 245,000 shares issued to Parent shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is held by the Company as a treasury share and each share of Company Common Stock that is owned by the Company (other than on behalf of third parties) or Parent or by any direct or indirect wholly owned Subsidiary of the Company or Parent shall be canceled without any conversion, and no consideration shall be delivered or deliverable in exchange therefor.

Section 3.2 Exchange of Shares and Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall engage a financial institution designated by Parent and reasonably satisfactory to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, the aggregate Merger Consideration in respect of the Company Common Stock, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(f). All cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Parent shall instruct the Paying Agent to mail, promptly after the Effective Time (but in no event later than three (3) Business Days following the Effective Time), to each holder of record of (i) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock represented by book-entry (the “Uncertificated Shares”), in each case, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal in customary form and with such other provisions as Parent may reasonably determine (which, in the case of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the Merger Consideration. Upon (1) surrender of Certificates for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and (2) such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the amount of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If the Merger Consideration is to be paid to any Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each share of Company Common Stock represented by a Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company and the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to six (6) years after the Effective Time, any cash remaining in the Exchange Fund at that time shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Investment of Exchange Fund. If Parent determines to invest the Exchange Fund, Parent shall cause the Paying Agent to invest the Exchange Fund in direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and, in each case, with maturities not exceeding three (3) months. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reasons below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to this Agreement, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds held in the Exchange Fund such that the funds held in the Exchange Fund are thereafter sufficient to satisfy the obligations of Parent and Merger Sub hereunder. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this ARTICLE III shall promptly be paid to Parent.

(g) Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 3.2(g) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h) Withholding. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company Stock Awards such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Company Common Stock, Company Options or Company Stock Awards to whom such withheld amounts would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making and delivery of an affidavit of that fact by the holder thereof and delivery of a properly completed letter of transmittal to the Paying Agent, the Merger Consideration as may be required pursuant to Section 3.1(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Paying Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.4 Treatment of Company Options, Company Stock Awards, ESPP and Warrants.

(a) Company Options. Each Company Option that is outstanding immediately prior to the Effective Time and that is not then vested and exercisable, shall become vested and exercisable as of the Effective Time. Effective as of the Effective Time all Company Options outstanding immediately before the Effective Time shall be cancelled and be of no further force or effect, and in consideration for such cancellation of Company Options, the holders thereof shall automatically (and without any further action being required on the part of the holders thereof) receive, at, or as soon as practicable following, the Effective Time, an amount of cash equal to (i) the number of shares of Company Common Stock subject to the vested portion of each such Company Option held by such holder (after giving effect to the acceleration of vesting described in this Section 3.4(a)) multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price under such Company Option (with such payments to be subject to any applicable Tax withholding in accordance with Section 3.2(h)).

(b) Other Awards Under the Company Stock Plans. Each award that is outstanding immediately prior to the Effective Time under the Company Stock Plans other than the Company Options (the “Company Stock Awards”) shall become vested as of the Effective Time to the extent provided under the terms of such Company Stock Award, and all such Company Stock Awards shall be cancelled and be of no further force or effect as of the Effective Time. In exchange for the cancellation of each Company Stock Award, the holder of each Company Stock Award shall receive the Merger Consideration for each share of Company Common Stock underlying the vested portion of the Company Stock Award (after giving effect to the acceleration of vesting described in this Section 3.4(b)), and with such payment to be subject to any applicable Tax withholding in accordance with Section 3.2(h).

(c) ESPP. Effective as of the business day immediately prior to the Effective Time, but subject to the occurrence of the Effective Time, the current “Offering Period” outstanding under the Company’s 2006 Employee Stock Purchase Plan (the “Company ESPP”) shall terminate, shares of Company Common Stock shall be purchased under the Company ESPP by the Company on behalf of the respective Company ESPP participants on the same basis as if the Offering Period had expired on its originally scheduled date but treating the business day immediately prior to the Effective Time as the “Exercise Date” within the meaning of the Company ESPP, and the shares of Company Common Stock so purchased shall be cancelled effective as of the Effective Time and converted into a right of each respective Company ESPP participant to receive, at the Effective Time, an amount in cash equal to (A) the total number of shares of Company Common Stock purchased on his or her behalf in accordance with this Section 3.4(c) multiplied by (B) the Merger Consideration.

(d) SVB Warrant. As soon as practicable after the date hereof but no later than ten (10) days prior to the Offer Closing Date, the Company shall notify the holder of the SVB Warrant (the “SVB Warrant Holder”) in writing in accordance with the notice provision of the SVB Warrant of the Offer and the Offer Closing Date (as anticipated on such date of notice). In the event that the SVB Warrant Holder either (i) exercises the SVB Warrant by delivering to the Company the Notice of Exercise (as defined in the SVB Warrant) and paying the Warrant Price (as defined in the SVB Warrant) in each case pursuant to the terms of Section 1.1 of the SVB Warrant prior to the Offer Closing or (ii) converts the SVB Warrant pursuant to the terms of Section 1.2 of the SVB Warrant, then (x) the Company shall deliver to the SVB Warrant Holder shares of Company Common Stock in accordance with Section 1.4 of the SVB Warrant and (y) effective as of the Offer Closing, the SVB Warrant shall be cancelled and be of no further force or effect. The shares of Company Common Stock received by the SVB Warrant Holder pursuant to the SVB Warrant and this Section 3.4(d) shall be treated as shares of Company Common Stock in accordance with Section 3.1. In the event that the SVB Warrant Holder either notifies the Company in writing that it does not intend to exercise or convert the

SVB Warrant or does not inform the Company in writing prior to the Offer Closing that it intends to exercise or convert the SVB Warrant in accordance with the terms of the SVB Warrant prior to the Offer Closing, then the SVB Warrant shall be treated in accordance with the terms thereof.

(e) PIPE Warrants. As soon as practicable after the date hereof but no later than ten (10) days prior to the Offer Closing Date, the Company shall notify the holders of the PIPE Warrants in writing in accordance with the notice provision of the PIPE Warrants of the Offer and the Offer Closing Date (as anticipated on such date of notice). The Company shall take all commercially reasonable actions to ensure that each unexercised PIPE Warrant outstanding as of the date hereof is exercised as soon as practicable after the date hereof, but in any event prior to the Offer Closing Date in accordance with its terms. Subject to the terms and conditions of the PIPE Warrants, any unexercised PIPE Warrant outstanding immediately prior to the Offer Closing shall be converted into the right to receive at, or as soon as practicable following, the Offer Closing an amount equal to (i) the amount by which the Offer Price exceeds the Exercise Price (as defined in such PIPE Warrant) of such PIPE Warrant, multiplied by (ii) the number of Warrant Shares (as defined in such PIPE Warrant) then issuable upon exercise in full of such PIPE Warrant. Parent and Merger Sub shall, and shall cause the Surviving Corporation to assume and comply with the terms of the PIPE Warrants.

(f) Additional Warrants. As soon as practicable after the date hereof but no later than twenty (20) days prior to the Offer Closing Date, the Company shall notify each holder of an Additional Warrant in writing in accordance with the notice provision of such Additional Warrant of the Offer and the Offer Closing Date (as anticipated on such date of notice). The Company shall take all commercially reasonable actions to seek the termination of the Additional Warrants as soon as practicable after the date hereof, but in any event prior to the Offer Closing Date. Parent and Merger Sub shall, and shall cause the Surviving Corporation to, comply with the terms of the Additional Warrants.

(g) From the date hereof through the Effective Time, the Company shall take all commercially reasonable actions necessary to effect the provisions of this Section 3.4 and to ensure that no Person has any rights to acquire Company Common Stock or common stock of Parent or any of its Subsidiaries (including the Surviving Corporation) pursuant to any Company Benefit Plan, Company Benefit Agreement or Warrant following the Effective Time, and to terminate any of the Company Stock Plans that have not been previously terminated and the Company ESPP immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure contained in the Company Disclosure Letter) or (b) as disclosed in the Company SEC Reports prior to the date hereof, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section of any such Company SEC Report to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such power, authority or governmental approvals would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to be in good standing or have such power, authority or governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent true and correct copies of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (as so amended, the “Company Certificate of Incorporation”); the Amended and Restated Bylaws of the Company, as amended through the date hereof (as so amended, the “Company Bylaws” and together with the Company Certificate of Incorporation, the “Company Organizational Documents”); and the equivalent organizational documents of each material Company Subsidiary, in each case, as amended through the date hereof. The Company Organizational Documents and the equivalent organizational documents of the Company Subsidiaries are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents. No Company Subsidiary (nor, to the knowledge of the Company, any third party) is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except where such violations would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. The Company has delivered or made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, complete and correct drafts thereof) of (i) all meetings of the stockholders or other equity-holders of the Company and each of the Company Subsidiaries, (ii) the boards of directors (or equivalent governing body) of the Company and each of the Company Subsidiaries and (iii) the committees of each such board of directors (or comparable governing body), in each case held since January 1, 2011 and prior to the date hereof.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). At the close of business on December 12, 2013, (i) 81,187,570 shares of Company Common Stock were issued and outstanding, (ii) 0 shares of Company Common Stock were held by the Company in its treasury, (iii) of the shares of Company Common Stock reserved for issuance pursuant to outstanding awards and rights under the Company’s 1997 Stock Option Plan and the Company’s 2006 Equity Incentive Plan (collectively, the “Company Stock Plans”), (A) 3,181,829 shares of Company Common Stock were subject to outstanding and unexercised options entitling each holder thereof to purchase shares of Company Common Stock (each, a “Company Option”) and (B) 2,673,559 shares of Company Common Stock were subject to Company Stock Awards, of which 0 shares were restricted stock awards and 2,673,559 shares were restricted stock units (1,660,757 vesting solely based on service and 1,012,802 market stock units vesting assuming maximum performance (or 675,201 market stock units assuming target performance)), and (iv) 4,586,971 shares of Company Common Stock were subject to outstanding and unexercised Warrants. At the close of business on December 12, 2013, no shares of Company Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.2(a), at the close of business on December 12, 2013, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since December 12, 2013 until the date hereof, there have been no issuances by the Company of shares of Capital Stock, or other equity or voting interests in the Company. Except for the Tender Agreements and as set forth in Section 4.2(a), as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in the Company or any Company Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Securities”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to (x) repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Subsidiary or any Company Securities or (y) pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Company Stock Plans.

(c) Each outstanding Company Option and all other outstanding awards under the Company Stock Plan shall be treated at the Effective Time as set forth in Section 3.4.

(d) Section 4.2(d) of the Company Disclosure Letter lists all the Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in Section 4.2(d) of the Company Disclosure Letter, owned directly or indirectly by the Company, and with respect to those shares or other equity interests owned directly or indirectly by the Company, are free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable Laws.

(e) As of the date of this Agreement, neither the Company nor any Company Subsidiary directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

(f) Section 4.2(f) of the Company Disclosure Letter sets forth a true and correct list, as of the date hereof, of all Warrants, the number of shares of Company Common Stock subject thereto and the holders, expiration dates and exercise prices thereof. The terms of the predecessor warrants that were issued by Reliant Technologies, Inc. (correct and complete copies of which have been provided to Parent), that converted into Additional Warrants, have the same economic terms and substantially the same other terms as the terms of the Additional Warrants issued by the Company.

Section 4.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger under Section 251(h) of the DGCL, to the satisfaction of the conditions of Section 251(h) of the DGCL. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company and, assuming the conditions of Section 251(h) of the DGCL have been satisfied with respect to the Merger under Section 251(h) of the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL and as set forth in Section 4.6). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b) The Company Board, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions unanimously (a) approving and declaring the advisability of this Agreement and the Transactions, (b) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 6.5, have not been rescinded, modified or withdrawn in any way.

Section 4.4 Opinion of Financial Advisor. Piper Jaffray & Co. has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. The Company has delivered or made available to Parent a correct and complete copy of such opinion solely for informational purposes.

Section 4.5 No Conflict. Assuming the conditions of Section 251(h) of the DGCL have been satisfied solely with respect to the Merger, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance of this Agreement by the Company will (a) conflict with or violate the Company Organizational Documents or the equivalent organizational documents of any Company Subsidiary, (b) assuming receipt of the approvals referenced in Section 4.6, if required for consummation of the Merger, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law including Regulatory Laws (each, a “Law”) or any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative (each, an “Order”), or any rule or regulation of any securities exchange on which the Company Common Stock is listed for trading, in each case applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary (other than Permitted Liens) pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or affected (including any Company Material Contract and any permits), except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or other governmental or government-authorized authority or agency, domestic or foreign including any Regulatory Authority (a “Governmental Entity”), except for (a) applicable requirements, if any, of (i) the Exchange Act, including an information statement required in connection with the appointment of directors pursuant to Section 1.3 under Rule 14f-1 (as amended or supplemented from time to time, the “Information Statement”) and the filing with the SEC of the Schedule 14D-9, (ii) state securities or “blue sky” Laws, (iii) the DGCL to file the Certificate of Merger or other appropriate documentation and (iv) NASDAQ, (b) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) such filings and approvals as are required to be made or obtained under any other applicable federal, state or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”), (d) such filings, clearances, registrations, consents, waivers, orders, authorizations, permits, declarations, amendments, supplements, notices and approvals as are required to be made with or obtained from the United States Food and Drug Administration (the “FDA”), the United States Federal Trade Commission (the “FTC”), the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services or any other federal, state, local or foreign Governmental Entity that is concerned with or regulates the development, testing, packaging, labeling, storage, import, export, marketing, sale, use, handling and control, purity, quality, safety, efficacy, reliability, distribution or manufacturing of cosmetic products, pharmaceutical products, medical devices and related products, federal or state health care programs or the provision of health care or similar services (each, a “Regulatory Authority”) and (e) such consents, approvals, orders, authorizations, permits, declarations, filings or notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

Section 4.7 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company and the Company Subsidiaries and by which any property, business or asset of the Company or any Company Subsidiary is bound or affected and (ii) is not in default or violation of any governmental licenses, registrations, clearances, approvals, permits or franchises to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected other than, in the case of clauses (i) and (ii), failures to comply, defaults or violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as otherwise set forth in Section 4.7(a) of the Company Disclosure Letter, since January 1, 2011, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law or Order.

(b) The Company and the Company Subsidiaries have established internal controls and compliance programs that include policies and procedures reasonably designed to cause the Company, any Company Subsidiaries and their respective officers, employees, agents and contractors to be in compliance with all applicable Laws in all material respects.

(c) This Section 4.7 does not relate to Tax matters, employee benefit matters, labor relations matters or environmental matters.

Section 4.8 Regulatory Compliance.

(a) All medical devices and supplies of the Company or any Company Subsidiary (collectively, the “Company Products”) are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, exported, marketed, sold and distributed in compliance with all applicable Laws, including (i) the Federal Food, Drug, and Cosmetic Act, as amended (“FDCA”), (ii) the United States False Claims Act (42 U.S.C. §1320a-7b(a)), as amended, (iii) the Physician Payments Sunshine Act, (iv) the Patient Protection and Affordable Care Act, (v) the United States federal Medicare and Medicaid statutes, (vi) the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a–7a) or any analogous federal, state or foreign Laws, (vii) any other Laws governing research, development, investigational use, marketing clearance, marketing approval, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, advertising, promotion, sale, commercialization, distribution or export of medical devices, (ix) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction, (x) all binding rules and regulations issued under such Laws, including those relating to good laboratory practice, good clinical practice, record keeping, establishment registration or licensing, device clearance or approval, medical device reporting, correction and removal reporting, device labeling, filing of reports, protection of human subjects, humane care and use of laboratory animals, and good manufacturing practice and (xi) all applicable guidance documents of the FDA, FTC and any other Governmental Entity (“Regulatory Laws”) except, in the case of clauses (i) through (xi), for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect. The Company Products have not been, and are not considered, adulterated or misbranded pursuant to any applicable Laws in a manner that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any Company Subsidiary are being and have been conducted in compliance with all applicable Regulatory Laws, including FDA standards for conducting non-clinical laboratory studies, FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Laws restricting the use and disclosure of individually identifiable health information except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no pre-clinical or clinical testing conducted by or on behalf of the Company or any Company Subsidiary has been terminated or suspended due to safety or other non-business reasons and, to the knowledge of the Company, there are no facts that could reasonably be expected to give rise to such a determination, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Governmental Entity, clinical investigator, institutional review board or independent monitoring committee that has jurisdiction over or participated in any such pre-clinical or clinical testing has initiated or, to the knowledge of the Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing and, to the knowledge of the Company, there are no facts that could reasonably be expected to give rise to such a determination, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no Company Products being commercially distributed or tested by the Company or the Company Subsidiaries which would require any approval or clearance by the FDA or any other Governmental Entity for the purpose for which they currently are being manufactured or sold (i) which were not, and are not, developed, manufactured, tested, distributed and marketed in compliance with all applicable Regulatory Laws, (ii) for which such approval or clearance has not been obtained or (iii) for which such approval or clearance has been limited, suspended, non-renewed, withdrawn, revoked or cancelled or is no longer in full force and effect except, in the case of clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have and have had all Regulatory Authorizations necessary for the lawful operation of their respective businesses, including the registration, manufacturing, testing, packaging, handling, labeling, storage, transport, import, export, marketing, sale, distribution and the use of its products, properties and assets, including all Company Products, as presently conducted and used, and each of the Regulatory Authorizations is valid, subsisting and in full force and effect, (ii) there are currently no, and since January 1, 2011 have been no, actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or adverse modification of any Regulatory Authorization, (iii) since January 1, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving rise to any threat of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization and (iv) all Company Products are, and have been, manufactured, tested, packaged, labeled, stored, imported, exported, marketed, sold and distributed in accordance with all requirements contained in all applicable Regulatory Authorizations.

(e) Except as otherwise set forth in Section 4.8(e) of the Company Disclosure Letter, since January 1, 2011, neither the Company nor any Company Subsidiary has (i) received or been subject to any notice, citation, suspension, revocation, warning, administrative proceeding, review or investigation by a Governmental Entity or other Person that alleges or asserts that the Company or any Company Subsidiary has violated any applicable Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any Company Subsidiary’s products, operations, activities, services or financial condition that has not been resolved, including any qui tam lawsuits, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities, except in the case of clauses (i) and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any applicable Laws. As of the date hereof, (i) there are no restrictions imposed by any Governmental Entity upon the business, activities or services of the Company or any Company Subsidiary that restrict or prevent the Company or such Company Subsidiary from operating as it currently operates and (ii) the Company Products and the Company are not, and have not been, otherwise subject to any other enforcement actions taken by FDA or any other Governmental Entities except in the case of clauses (i) and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have cooperated fully with, and have prepared and submitted timely (A) responses and (B) any corrective action plans required to be prepared and submitted by the Company or any Company Subsidiary in response to all inspections, investigations, audits, analyses and examinations performed by the FDA, any other Regulatory Authority, any Person working with, for or on behalf of, the Company, any Company Subsidiary or any client, customer, or other Person with contractual or other authority to audit Company operations and (ii) have fully implemented all corrective actions described in such corrective action plans to the satisfaction of the Person conducting the inspection, investigation, audit, analysis or examination.

(g) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor has any such Person been so debarred. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended or any similar applicable Law or been excluded from participation in such programs. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries check the names of all of their respective employees and agents against the Department of Health and Human Services Office of Inspector General Exclusion List no less frequently than every six (6) months.

(i) The Company and the Company Subsidiaries are and, since January 1, 2011 have been, in compliance with, all Laws and other requirements governing participation in, and receipt of payment from, Medicare, Medicaid and any other state or federal health care programs in which it currently participates, including all reimbursement and billing requirements except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries, in all material respects, fully and accurately report their prices to all Governmental Entities requiring such reports, including the Centers for Medicare & Medicaid Services and the Veteran’s Administration except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any notice regarding a negative change in reimbursement status of any Company Product.

(j) To the knowledge of the Company, no data generated by the Company or any Company Subsidiary with respect to the Company Products that has been provided to their customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Governmental Entity relating to the truthfulness or scientific adequacy of such data except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) The Company and the Company Subsidiaries are, and since January 1, 2011 have been, in compliance with, and have established and implemented programs, policies, procedures, contracts and systems reasonably designed to cause their respective employees and agents to comply with, all Laws and contractual requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company or any Company Subsidiary, including the Health Insurance Portability and Accountability Act of 1996 and the

Health Information Technology for Economic and Clinical Health Act, any implementing regulations, and any applicable state and foreign privacy or medical information Laws (collectively, the “Privacy Laws”) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries employ reasonable and appropriate administrative, physical and technical safeguards to ensure the confidentiality, availability and integrity of health information to which it may have access.

Section 4.9 SEC Filings; Financial Statements.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011 (together with all exhibits, financial statements and schedules thereto, all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis, the “Company SEC Reports”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with applicable Law, including the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) applicable to such Company SEC Report. None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Company SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those financial statements filed with the SEC are collectively referred to as the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments.

(c) Neither the Company nor any Company Subsidiary has any Liability except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company as of December 31, 2012 in the Company SEC Reports, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2012, (iii) Liabilities that are disclosed in the Company SEC Reports, (iv) Liabilities incurred in connection with this Agreement and the Transactions and (v) Liabilities that have not had and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate in all material respects as of the date such certifications were made. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act and is in compliance in all material respects with such system. The Company and the Company Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and the Company Subsidiaries is communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company. Since January 1, 2011, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board, (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has delivered or made available to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has delivered or made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2011.

(e) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) As of the date hereof, the short-term borrowings of the Company and the Company Subsidiaries on a consolidated basis is $0.00 and the long-term borrowings of the Company and the Company Subsidiaries on a consolidated basis is no more than $40,000,000.

Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2012 and through the date hereof, (a) each of the Company and the Company Subsidiaries has conducted its respective business or businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, since December 31, 2012 and through the date hereof, there has not been any material change in accounting methods, principles or practices employed by the Company or any Company Subsidiary, other than as required by Law or GAAP.

Section 4.11 Taxes.

(a) The Company and each of the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of the Company Subsidiaries has paid (or there has been paid on its behalf) all Taxes due and payable by it, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b) There are no Liens for any Taxes upon the assets of the Company or the assets of any Company Subsidiary other than (i) statutory Liens for Taxes not yet due and payable and (ii) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(c) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence, pending or, to the knowledge of the Company, threatened in writing with respect to any Taxes or Tax Return of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary have received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or the Company Subsidiaries, as applicable, do not file a Tax Return, that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary and no power of attorney granted by the Company or any Company Subsidiary with respect to any Taxes is currently in force.

(d) The Company and the Company Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, and has paid over to the proper Governmental Entity in a timely manner all such withheld amounts and has otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(e) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax indemnification, allocation or sharing agreement with any other Person for which the Company or any Company Subsidiary will have obligations after the Closing (other than pursuant to (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (ii) property Taxes payable with respect to any property lease).

(g) Neither the Company nor any Company Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(h) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any state, local or non-United States consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent) or (ii) has any Liability for Taxes of any Person (other than the Company or a Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-United States Law, or as a transferee or successor, by Contract or otherwise (other than pursuant to (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) property Taxes payable with respect to any property lease).

(i) Neither the Company nor any Company Subsidiary will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or non-United States Law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law), (B) installment sale or intercompany transaction described in Treasury Regulations under Section 1502 of the Code entered into prior to the Closing or prepaid amount received outside the ordinary course of business or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-United States Law), to include any item of income or exclude any item of deduction from Tax Liability in any Tax period (or portion thereof), beginning after the Closing.

Section 4.12 Litigation.

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration, alternative dispute resolution or other proceeding (“Litigation”)

pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary or any of their respective assets (including with respect to product liability) which has had or, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets (including with respect to product liability Litigation) that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Product Recalls. Since January 1, 2011, there has been no recall of products manufactured or distributed by or on behalf of the Company or any Company Subsidiary, or any notice from any Governmental Entity or other Person threatening to initiate or conduct such a recall, with respect to any Company Product, including any field alert, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or any Company Subsidiary, (ii) a change in the marketing classification or a material change in the labeling of such products or (iii) a termination or suspension of the marketing or distribution of such products.

Section 4.14 Material Contracts.

(a) Section 4.14 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.14(a) under which the Company or any of Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date hereof:

(i) any Contract (or group of related Contracts) (A) for the furnishing of services or the sale of products which involves consideration in excess of $250,000 in any twelve (12) month period or (B) for the receipt of services by a third party or for the purchase of raw materials, commodities, supplies, products, or other personal property, which involves payment by the Company or any Company Subsidiary of consideration in excess of $250,000 in any twelve (12) month period or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $250,000 in any future twelve (12) month period during the term of such agreement, in each case that cannot be terminated on less than sixty (60) days’ notice without material payment or penalty;

(ii) any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessor of any equipment, machinery, vehicle or other tangible personal property to any other Person which requires future annual payments in excess of $250,000;

(iii) any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a third Person which requires future annual payments in excess of $250,000;

(iv) any Contract under which the Company or any Company Subsidiary is a lessee, sub-lessee, licensee, lessor, sub-lessor or licensor of real property;

(v) any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture or other similar arrangement, with any Person other than the Company or a wholly owned Company Subsidiary;

(vi) any severance agreement and any employment or other Contract with an employee or former employee, independent contractor or former independent contractor, officer or director of the Company or any Company Subsidiary providing for aggregate compensation in excess of $250,000 in any twelve (12) month period;

(vii) any Collective Bargaining Agreement;

(viii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $250,000;

(ix) any Contract entered into other than in the ordinary course of business containing covenants of the Company or any Company Subsidiary (A) to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $250,000 or (B) containing covenants of the Company or any Company Subsidiary not to (or otherwise restricting or limiting the ability of the Company or any Company Subsidiary to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the provision of services or the development, testing, manufacture, marketing, distribution, sale or maintenance of the Company Products or any other product;

(x) any Contract requiring aggregate future payments or expenditures and relating to Cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(xi) all Contracts pursuant to which the Company or any Company Subsidiary (A) is granted or obtains or agrees to obtain any right to use any Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $100,000 in the aggregate for all such related Contracts and other non-exclusive agreements with respect to non-material Intellectual Property entered into in the ordinary course of business), (B) is restricted in its right to use or register any Intellectual Property or (C) permits or agrees to permit any other Person to use, enforce or register any Intellectual Property owned by the Company or any Company Subsidiary, including license agreements, coexistence agreements and covenants not to sue (the Contracts described in this Section 4.14(a)(xi) collectively, “IP Contracts”) other than Contracts for sales of Company Product and associated non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(xii) any indenture, mortgage, loan or credit Contract under which the Company or any Company Subsidiary has outstanding indebtedness in a principal amount in excess of $250,000 or any outstanding note, bond, indenture or other evidence of indebtedness in a principal amount in excess of $250,000 for borrowed money or otherwise, or guaranteed outstanding indebtedness for money borrowed by others;

(xiii) any Contract which requires future payments by the Company or any Company Subsidiary in excess of $250,000 per annum containing “change of control” or similar provisions;

(xiv) any Contract entered into since January 1, 2011 relating to the acquisition or disposition of any business or any material assets for a purchase price in excess of $250,000 other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise);

(xv) any Contract entered into other than in the ordinary course of business that involves aggregate future payments by or to the Company or any Company Subsidiary in excess of $250,000 per annum and cannot be terminated on less than sixty (60) days’ notice without material payment or penalty, other than (A) purchase or sales orders and (B) Contracts with employees, consultants or independent contractors relating to employment or the provision of services;

(xvi) any Contract the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with any of the Transactions, is reasonably likely to have a Company Material Adverse Effect;

(xvii) any Contract that contains a “right of first refusal,” “right of first offer,” “right of first negotiation” or similar provisions;

(xviii) any Contract (A) pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party with a value in excess of $250,000 or (B) that required during the last twelve (12) months or that is reasonably expected to require, in the future, payments from the Company or any Company Subsidiary in excess of $250,000 to any person or organization who, to the knowledge of the Company, has made referrals to Company or any Company Subsidiary; and

(xix) any Contract with a Governmental Entity whereby the Company or any Company Subsidiary is providing benefits to a Medicare or Medicaid beneficiary and the value of such benefits is in excess of $250,000 per annum.

(b) Each Contract of the Company or any Company Subsidiary that is required to be set forth on Section 4.14 of the Company Disclosure Letter or required to be filed as an exhibit to the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Company Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company

Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and Company Subsidiaries has performed or is performing all obligations required to be performed by it under the Company Material Contracts and is not in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, as of the date of this Agreement, no other party to any of the Company Material Contracts is in breach or default thereunder, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract or would give to others any right of termination, amendment or cancellation of any Company Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has prior to the date hereof delivered or made available to Parent a true and correct copy of each Company Material Contract (including all amendments, modifications, extensions and renewals thereof and waivers thereunder). As of the date hereof, the Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Company Subsidiary.

Section 4.15 Employee Benefit Plans.

(a) Section 4.15(a)(i) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each material vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, any Company Subsidiary or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date hereof whether or not material, collectively, “Company Benefit Plans”). Section 4.15(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) each material employment, deferred compensation, change in control, severance, termination, employee benefit, loan or indemnification agreement between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, and (ii) each material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand (all such Contracts under the foregoing clauses (i) and (ii), including any Contract which is entered into on or after the date hereof whether or not material, collectively, “Company Benefit Agreements”).

(b) The Company has delivered or made available to Parent true and correct copies of each material Company Benefit Agreement (or, in the case of any unwritten Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof that provides for severance or termination pay, change in control or similar payments or benefits. Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent Liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Company Welfare Plan or any Company Benefit Agreement that is an employee welfare benefit plan, no such Company Welfare Plan or Company Benefit Agreement is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). Each Company Welfare Plan and Company Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Welfare Plan or Company Benefit Agreement that is an employee welfare benefit plan as defined under ERISA Section 3(1) provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code or similar Law.

(c) (i) Each Company Benefit Plan and Company Benefit Agreement has been operated and administered in accordance with its terms and with all applicable Laws, including ERISA and the Code except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, reasonably threatened actions by or on behalf of any Company Benefit Plan or Company Benefit Agreement, by any employee or beneficiary covered under any Company Benefit Plan or Company Benefit Agreement, as applicable (other than routine claims for benefits).

(ii) All material contributions, including participant contributions, and material benefit payments required under each Company Benefit Plan and Company Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law.

(iii) No Company Participant has received or is reasonably expected to receive any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination or opinion letter from the IRS or an application therefor with respect to all material and applicable Tax Law changes and, to the knowledge of the Company, no such letter has been revoked or, to the knowledge of the Company, reasonably threatened, and, to the knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter or application therefor relating to any such Company Pension Plan.

(v) The Company has delivered or made available to Parent a copy of the most recent determination or opinion letter received with respect to each Company Pension Plan.

(vi) There are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any material liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vii) Only officers, directors, employees and former employees of the Company or any Company Subsidiaries who are required to be covered under Section 4980B of the Code are eligible for compensation or benefits under the terms of each Company Benefit Plan and Company Benefit Agreements. To the knowledge of the Company, each individual who is classified by the Company or any Company Subsidiary as an “employee” or as an “independent contractor” is properly so classified.

(d) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code is, and has been operated in such manner as to be, in compliance with Section 409A of the Code except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as otherwise set forth in Section 4.15(e) of the Company Disclosure Letter or as provided for in Section 3.4 of this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. Except as set forth in Section 4.15(e) of the Company Disclosure Letter, no Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(f) No amount that could be received (whether in cash or property or the vesting of property) as a result of the execution of this Agreement or the consummation of the Transactions (either alone or together with any other event) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in the United States Treasury Regulations Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 4.16 Labor and Employment Matters.

(a) (i) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization (collectively, a “Collective Bargaining Agreement”), (ii) there are no Collective Bargaining Agreements that pertain to any of the employees of the Company or any Company Subsidiary with respect to their employment with the Company or any Company Subsidiary, (iii) no employees of the Company or any Company Subsidiary are represented by any labor union or labor organization with respect to their employment with the Company or any Company Subsidiary, (iv) to the knowledge of the Company, no labor union, labor organization, or group of employees of the Company or any Company Subsidiary has a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, reasonably threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (v) to the knowledge of the Company, since January 1, 2011, there has been no labor union organizing activities with respect to any employees of the Company or any Company Subsidiary and (vi) to the knowledge of the Company, since January 1, 2011, there have been no actual or threatened, labor arbitrations, grievances, labor disputes, strikes, lockouts, walkouts, slowdowns, work stoppages or picketing by any employee of the Company or any Company Subsidiary, against or affecting the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries (i) are in material compliance with all Laws pertaining to labor, employment or employment practices including all Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, employee/independent contractor classification, exempt/non-exempt classification, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation and (ii) are not a party to any Litigation, audit, hearing, complaint, charge or governmental inquiry alleging a violation of any Law pertaining to labor, employment or employment practices, nor, to the knowledge of the Company, is any such Litigation, audit, hearing, complaint, charge or governmental inquiry threatened except in the case of clauses (i) and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries (i) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(e) To the knowledge of the Company no current employee of the Company or any Company Subsidiary at or above the level of vice-president has notified the Company of his or her intention to terminate his or her employment.

(f) The Company and the Company Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local Law relating to plant closings and layoffs.

Section 4.17 Real Property.

(a) The Company and the Company Subsidiaries do not own any real property (in fee or otherwise).

(b) Section 4.17(b) of the Company Disclosure Letter sets forth a true and correct list, in all material respects, of all of the leases, subleases, licenses, occupancy agreements or other instruments or permits pursuant to which the Company or any Company Subsidiary holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Company Leases”) and each parcel of real property in which the Company or any Company Subsidiary is a tenant, subtenant or occupant thereunder (the “Leased Real

Property”). The Leased Real Property comprise all of the material real property used in the operation of the business of the Company and the Company Subsidiaries. The Company has delivered or made available to Parent copies of the Company Leases which are true, correct and complete in all material respects, including all amendments, supplements, modifications, renewals, guaranties or other agreements with respect thereto. Except as set forth in Section 4.17(b) of the Company Disclosure Letter or as would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Lease (A) constitutes a valid and binding obligation of the Company or the Company Subsidiary party thereto and (B) is enforceable against the Company or the Company Subsidiary that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and is in full force and effect, (ii) none of the Company or the Company Subsidiaries are in breach or default under any Company Lease, (iii) none of the Company or the Company Subsidiaries have received or delivered a written notice of default or objection to or from any party to any Company Lease to pay and/or perform its obligations, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification, cancellation or acceleration of rent under such Company Lease, (iv) the Company or one of the Company Subsidiaries, as applicable, holds a good and valid leasehold interest in all Leased Real Property free and clear of all Liens other than the Permitted Liens and none of the Company Leases have been pledged or assigned by the Company or the Company Subsidiaries, (v) no brokerage commissions, fees or similar costs or expenses are owed by the Company or any Company Subsidiary with respect to any Company Lease, (vi) the Transactions do not require the consent of any other party to such Company Lease and will not result in a breach of, or default under, such Company Lease, (vii) neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which the Company or any Company Subsidiary is a landlord, sublessor, sublicensor or assignor of any of the Leased Real Property, (viii) neither the Company nor any Company Subsidiary has given any notice to any landlord under any of the Company Leases indicating that it will not be exercising any extension or renewal options under the Company Leases, (ix) no assessment for public improvement or otherwise which is due and remains unpaid has been made against the Leased Real Property other than the Permitted Liens and to the knowledge of the Company there is no currently proposed or pending assessment for public improvements or otherwise and (x) neither the Company nor any Company Subsidiary has received written notice of any pending or, to the knowledge of the Company, threatened, proceedings in eminent domain, condemnation or other similar proceedings affecting any portion of the Leased Real Property.

Section 4.18 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including possessing all Environmental Permits required for its operations, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company or any Company Subsidiary under or pursuant to any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has received any requests for information from any Person, including any Governmental Entity, with respect to any matter that could result in Liability pursuant to any Environmental Law, including requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is a party or subject to any Order pursuant to Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There have been no Releases or threatened Releases of Hazardous Substances at, on, under or migrating from or to (i) any real property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company or any Company Subsidiary or (ii) to the knowledge of the Company, at any other property at which the Company or any Company Subsidiary has disposed or transported or arranged for the disposal or transport of Hazardous Substances that, in the case of clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, or otherwise would reasonably be expected to result in any costs or liabilities under Environmental Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Company has delivered or made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the business of the Company or any Company Subsidiary, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

(h) The Company has developed alternatives to its use of the hydrofluorocarbon R134a in its Thermage and Isolaz systems or other products manufactured and sold by the Company and the Company Subsidiaries so that: (i) the Company and the Company Subsidiaries will be able to continue the manufacture and sale of its products, in compliance with all applicable Law, in all jurisdictions where such systems are currently sold, including the European Union and the United States, if applicable Law, including any change in applicable Law after the Closing Date, limits, restricts or prohibits the use of R134a in the products of the Company or the Company Subsidiaries; and (ii) the alternatives to be used by the Company and the Company Subsidiaries will not materially affect the cost of manufacturing its products, the effectiveness of its products, or the ability to market its products.

Section 4.19 Intellectual Property.

(a) The virtual data room established by the Company in connection with this Agreement contains true and correct details, including the record owner and beneficial owners (if different than the record owner), of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks and (iii) Copyright registrations and applications and material unregistered Copyrights (including material Software), in each of the foregoing (i), (ii) and (iii), that are owned by the Company or any Company Subsidiary in any jurisdiction in the world (collectively, the “Company Registered Intellectual Property”). Except as set forth in Section 4.19(a) of the Company Disclosure Letter, the Company or one of the Company Subsidiaries is the sole, exclusive, beneficial and, with respect to applications and registrations, record owner of all of the Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting, valid and enforceable (or, with respect to applications, applied for).

(b) The Company or a Company Subsidiary owns, is licensed or otherwise has a valid right to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in the conduct of its business as currently conducted.

(c) To the knowledge of the Company, the material IP Contracts are valid and legally enforceable. The Company has delivered or made available to Parent copies of all material IP Contracts. Except as set forth in the IP Contracts, (i) neither the Company nor any Company Subsidiary has licensed or sublicensed its rights in any material Intellectual Property and (ii) no royalties, honoraria or other fees are payable by the Company or any Company Subsidiary in excess of $100,000 annually for the use of, or right to use, any Intellectual Property rights.

(d) The conduct of the business of the Company and the Company Subsidiaries as currently conducted, and the conduct of such business as conducted since January 1, 2011, does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted or otherwise violated, any Person’s Intellectual Property rights (except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks or service mark applications, the foregoing representation is made to the Company’s knowledge only). Except as set forth in Section 4.19(d) of the Company Disclosure Letter, there are currently no, and since January 1, 2011, have been no Litigation asserted or, to the knowledge of the Company, threatened (including in the forms of offers or invitations to obtain a license) against the Company or any Company Subsidiary (i) alleging such misappropriation, infringement, dilution or other violation of any Person’s Intellectual Property rights, (ii) challenging the Company’s or any Company Subsidiary’s ownership of, or the registrability or maintenance of, any Company Registered Intellectual Property, (iii) challenging the validity or enforceability of any Company Registered Intellectual Property, (iv) alleging that the Company or any Company Subsidiary is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Company

Subsidiary or any of their respective Affiliates acquired the right to use such Intellectual Property or (v) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any Company Subsidiary of any Intellectual Property. No Company Registered Intellectual Property has been, or is being, used, or enforced by the Company or any Company Subsidiary in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Company Registered Intellectual Property.

(e) To the knowledge of the Company, (i) no Person is misappropriating, infringing, diluting or otherwise violating, either directly or indirectly, any material Intellectual Property owned by the Company or any Company Subsidiary in the conduct of their business and (ii) since January 1, 2011, no Person has misappropriated, infringed, diluted or otherwise violated, either directly or indirectly, any material Intellectual Property owned by the Company or any Company Subsidiary in the conduct of its business. Since January 1, 2011, no Litigation with respect to any of the foregoing (e)(i) or (e)(ii) has been brought or threatened against any Person by the Company or any Company Subsidiary.

(f) Except as set forth in Section 4.19(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted any Person any right to control the prosecution or registration of any material Intellectual Property or to bring, defend or otherwise control any Litigation with respect to any material Intellectual Property owned by the Company or any Company Subsidiary.

(g) Except as set forth in Section 4.19(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into, or is subject to, any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or Litigation that (i) restrict the Company or any Company Subsidiary with respect to the use, registration or maintenance of any material Intellectual Property, (ii) restrict the Company’s or any Company Subsidiary’s businesses in any material manner in order to accommodate any Person’s Intellectual Property or (iii) permit any Person to use any material Intellectual Property owned by the Company or any Company Subsidiary

(h) The Company and each Company Subsidiary takes reasonable measures to protect the confidentiality of the Company’s and each Company Subsidiary’s Trade Secrets. Each current or former employee, officer and contractor of the Company or any Company Subsidiary who has created any material Intellectual Property owned by the Company or any Company Subsidiary has executed a proprietary information and inventions agreement. To the knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company or any Company Subsidiary to any Person in a manner that has resulted, or is likely to result, in the loss of trade secret rights in and to such information.

(i) To the knowledge of the Company, no material Patent applications owned by the Company or any Company Subsidiary stand under final rejection before the United States Patent and Trademark Office or any equivalent foreign governmental entity. The Company and all Company Subsidiaries, except in the exercise of business discretion or as otherwise commercially reasonable, have not forfeited or otherwise lost any right to file any material Patent applications or obtain any material Patents in any jurisdiction, such as by failing to meet any filing deadline or otherwise.

(j) Except as set forth in Section 4.19(j) of the Company Disclosure Letter or as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary has at all times complied with all applicable Laws, as well as its own written rules, policies and procedures relating to privacy, data protection and the collection and use of personal information collected, used or held for use by the Company or any Company Subsidiary. No Litigation has been asserted or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the Transactions will not breach or otherwise cause any violation of any such Law or written rule, policy or procedure relating to privacy, data protection or the collection and use of personal information collected, used or held for use by, or on behalf of, the Company or any Company Subsidiary in the conduct of its business, except, in each case, as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

(k) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property owned by the Company or any Company Subsidiary.

(l) No current or former partner, director, stockholder, officer, contractor or employee of the Company or any Company Subsidiary will, after giving effect to the Transactions, own or retain any rights to use any of the material Intellectual Property owned by the Company or any Company Subsidiary.

(m) The consummation of the Transactions will not result in the loss or impairment of, or payment of, any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Company Subsidiary’s right to own, use, or hold for use, any of the material Intellectual Property as owned, used or held for use (including for defensive purposes) in the conduct of their respective businesses.

(n) With respect to the use of the Software in the business of the Company or the Company Subsidiaries, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or Company Subsidiaries and (ii) to the knowledge of the Company, the Company or Company Subsidiaries have not experienced any material defect in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected in all material respects. Since January 1, 2011, to the knowledge of the Company, (x) there have been no material security breaches in the Company’s or any Company Subsidiary’s information technology systems and (y) there have been no disruptions in any of the Company’s or any Company Subsidiary’s information technology systems that materially adversely affected the Company’s or any Company Subsidiary’s business or operations.

Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date hereof, the Company has delivered or made available to Parent a true and correct copy of all agreements between the Company and Piper Jaffray & Co. relating to the Transactions.

Section 4.21 Insurance. The Company has delivered or made available to Parent prior to the date hereof a list that is true and correct in all material respects of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof, as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. The Company and each Company Subsidiary is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22 Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9 or the Information Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 and the Information Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. Each of the Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.23 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any Company Subsidiary, on the one hand, and any Affiliate (including any director or officer), on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.24 Certain Business Practices.

(a) Neither the Company nor any Company Subsidiary, nor any current or former directors, officers, employees or, to the knowledge of the Company, agents, independent contractors or other parties acting on behalf of the Company or any Company Subsidiary or Affiliates, has directly or indirectly (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, employees, candidates or members of political parties or organizations, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures, gifts or anything else of value, (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any other similar applicable Law (collectively, the “Anti-Corruption Laws”).

(b) To the knowledge of the Company, there is no (i) investigation of or request for information from the Company or any Company Subsidiary by any Governmental Entity regarding the Anti-Corruption Laws or (ii) other allegation, investigation or inquiry by any Governmental Entity regarding the Company or any Company Subsidiary’s actual or possible violation of the Anti-Corruption Laws.

(c) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any Company Subsidiary or Affiliates, has violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

Section 4.25 Takeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, the Tender Agreements and this Agreement and the transactions contemplated hereby and thereby from (i) Section 203 of the DGCL and (ii) any other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law (collectively, the “Takeover Statutes”).

Section 4.26 Repayment of Debt. All accrued and unpaid interest, principal, fees (including the Final Payment Fee defined therein) and all other sums, if any, that shall have become due and payable under the 2012 Silicon Valley Loan Agreement (as amended, restated, modified or supplemented from time to time) have been repaid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Transactions.

Section 5.2 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b) The board of directors of Parent duly and unanimously adopted resolutions approving this Agreement and the Transactions.

(c) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement and the Transactions and (ii) determining that the terms of the Transactions are fair to and in the best interests of Merger Sub and its stockholder.

Section 5.3 No Conflict. Neither the execution and delivery of this Agreement by each of Parent and Merger Sub nor the consummation of the Transactions by each of Parent and Merger Sub, nor performance of this Agreement by each of Parent and Merger Sub will (a) conflict with or violate (i) the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of Parent or (ii) the certificate of incorporation or bylaws of Merger Sub, (b) subject to Section 5.4, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s common stock is listed for trading, in each case applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any Subsidiary of Parent (other than Permitted Liens) pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Subsidiary of Parent is a party or by which Parent or any Subsidiary of Parent or any property or asset of any of them is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.4 Required Filings and Consents. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (a) applicable requirements, if any, of (i) the Exchange Act, including the filing with the SEC of the Schedule TO, (ii) state securities or “blue sky” Laws, (iii) the DGCL to file the Certificate of Merger or other appropriate documentation and (iv) NASDAQ, (ii) those required by any Competition Laws and (c) the filing of customary applications and notices, as applicable, with any Regulatory Authority.

Section 5.5 Ownership and Operations of Merger Sub. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with the Transactions.

Section 5.6 Sufficiency of Funds. Parent has cash available or has existing borrowing facilities that, together with the cash of the Company, are sufficient to enable it to pay the aggregate Offer Price for all shares of Company Common Stock and the aggregate Merger Consideration payable as required by this Agreement and to otherwise consummate the Transactions.

Section 5.7 Litigation. There is no Litigation pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Orders of any Governmental Entity or arbitrator outstanding against or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or Merger Sub or any of their respective assets that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.8 Ownership of Company Common Stock. Neither Parent nor Merger Sub, nor any of their respective “affiliates” or “Associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) has beneficial ownership of any Company Common Stock or other securities of the Company or any Company Subsidiary, except as contemplated by this Agreement and except for any securities that may be owned by any employee benefit plan or other benefit plan administered by or on behalf of Parent or any of its Subsidiaries. Neither Parent nor Merger Sub nor any of their respective Affiliates is or has been since January 1, 2011, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 5.9 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.10 Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Information Statement) will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Company’s Business Pending the Merger.

(a) From the date hereof until the earlier of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) and (ii) the Effective Time, except as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 6.1(a) of the Company Disclosure Letter or as otherwise required by this Agreement, (A) the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, (B) the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which the Company or the Company Subsidiaries have business dealings and (C) the Company and the Company Subsidiaries shall use commercially reasonable efforts to protect and maintain the Company Registered Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

(b) Without limiting the generality of the foregoing, except as set forth in Section 6.1(b) of the Company Disclosure Letter or as otherwise required by this Agreement, from the date hereof until the earlier of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) and (ii) the Effective Time, except as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall the Company permit any Company Subsidiary to:

(i) amend the Company Organizational Documents or the equivalent organizational documents (including any partnership, limited liability company or similar agreements) of any Company Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity interests except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests, except for any split, combination or reclassification of capital stock of a wholly owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any Company Securities, other than in connection with (A) the forfeiture or expiration of outstanding Company Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options or vesting of Company Stock Awards pursuant to any obligations contained in the Company Stock Plans and (C) complying with the terms of the Warrants;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Securities, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Options or settlement of Company Stock Awards outstanding on the date hereof in accordance with their present terms or (B) as required by the terms of the Warrants;

(vi) incur, assume, guarantee, prepay or otherwise become liable for any additional indebtedness for borrowed money (directly, contingently or otherwise), except (A) for any indebtedness for borrowed money among the Company and wholly owned Company Subsidiaries or among wholly-owned Company Subsidiaries or (B) to the extent necessary for ordinary course working capital purposes; provided that in the case of this clause (B), such additional indebtedness shall not exceed $5,000,000 in the aggregate and shall only be obtained from the revolving credit facility available pursuant to the Credit Agreements;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries);

(viii) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole (other than (A) Permitted Liens or (B) resulting from the sale of Company Product (and granting of any associated non-exclusive licenses) in the ordinary course of business);

(ix) enter into, modify, supplement or amend any lease or sublease of real property or extend any lease beyond the Outside Date;

(x) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (B) any material assets other than (i) capital expenditures (consistent with Section 6.1(b)(xx)) and (ii) supplies or inventory in the ordinary course of business consistent with past practice;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than this Agreement);

(xii) implement or adopt any change in its accounting methods, principles or policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xiii) except to the minimum extent required in order to comply with applicable Law (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement (or any plans, agreements or arrangements that would constitute Company Benefit Plans or Company Benefit Agreements if in effect on the date hereof) or Collective Bargaining Agreement, other than amendments that are immaterial or administrative in nature, (C) increase in any manner (including by way of effecting employee promotions) the compensation or benefits of, or pay any bonus to, any Company Participant, (D) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement on any awards made thereunder (other than such removals that occur in accordance with the terms of the awards), (E) take any action to accelerate the vesting or payment of any compensation or benefits under any Contract, Company Benefit Plan or Company Benefit Agreement (except in accordance with the terms required by any Company Benefit Plans or Company Benefit Agreements in existence as of the date hereof or to the extent contemplated by Section 3.1 of this Agreement) or (F) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiv) (A) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or (B) enter into any agreement or Contract that would qualify as a Company Material Contract;

(xv) enter into any Company Material Contract relating to the development or commercialization of any Company Product or other medical product, including licensing, development, manufacturing, distribution, co-development, marketing or co-marketing agreements, or any Company Material Contract containing exclusivity provisions or restrictive covenants, in each case where such contractual relationship would extend beyond the Outside Date;

(xvi) pay, loan or advance (other than the payment of compensation, director’s fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(xvii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

(xviii) (A) make, change or revoke any Tax election or method of Tax accounting, (B) file any Tax Returns relating to the Company or any Company Subsidiary that have been prepared in a manner that is inconsistent with the past practices of the Company or any Company Subsidiary, (C) file any material amended Tax Return, (D) settle or compromise any claim, investigation, audit, liability or controversy for or relating to Taxes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xix) (A) pay, discharge, settle or satisfy any claims, Litigation, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities, Litigation or obligations: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports, (2) with respect to Stockholder Litigation settled in accordance with Section 6.6 or (3) incurred in the ordinary course of business consistent with past practice or (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xx) make or agree to make any new capital expenditures that exceed $150,000 in the aggregate;

(xxi) except as consistent with the ordinary conduct of its business and consistent with past practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or disclose or agree to disclose to any Person, other than representatives of the Parent, any Trade Secrets or (B) compromise, settle or agree to settle any Litigation or institute any Litigation concerning any Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole;

(xxii) fail to timely comply with any term, or to perform any obligation under, the last agreement listed on Section 4.12(a) of the Company Disclosure Letter; or

(xxiii) authorize, or commit or agree to take, any of the foregoing actions.

(c) Prior to the Closing Date, the Company shall, at the Company’s expense, effect the necessary corrective change of ownership and records with all patent, trademark and copyright offices and domain name registrars and other similar authorities in any jurisdiction throughout the world where Intellectual Property owned by the Company or any Company Subsidiary is recorded in the name of one or more legal predecessors of the Company or any Company Subsidiary or any Person other than the Company or any Company Subsidiary.

Section 6.2 Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between Parent and the Company, dated July 7, 2012, as amended on October 31, 2013 (the “Confidentiality Agreement”) and applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, full access at all reasonable times on reasonable notice during the period between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 to all their properties, books, contracts, commitments, personnel and records, including for the purpose of conducting Phase I environmental site assessments (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, Litigation matters, personnel and environmental compliance and property condition as Parent may reasonably request; provided, that nothing in this Section 6.2 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (i) violate applicable Law, (ii) violate any of its obligations with respect to confidentiality (provided, that the Company shall, upon the request of Parent, use its commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure) or (iii) result in the loss of attorney-client privilege (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies. No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement.

(b) As promptly as practicable after the date of this Agreement, but in any event no more than five (5) Business Days thereafter, the Company shall make available to Parent a schedule listing (i) all Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and the names of the holders thereof and (ii) all other outstanding awards under the Company Stock Plans, the number of shares of Company Common Stock subject thereto, the holders thereof and the vesting schedules thereof.

(c) As promptly as practicable after the date of this Agreement, but in any event no more than five (5) Business Days thereafter, the Company shall make available to Parent all (i) serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, (ii) post-marketing approval studies, (iii) material communications with Regulatory Authorities and (iv) material documents and other material information submitted to or received by or on behalf of the Company or any Company Subsidiary with or from any Regulatory Authority, including inspection reports, warning letters and similar documents since January 1, 2011.

(d) Prior to the Closing Date, the Company shall deliver or make available to Parent a true and complete list of all Company Registered Intellectual Property.

(e) As promptly as practicable after the date of this Agreement, but in any event within ten (10) Business Days thereafter, the Company shall deliver or make available to Parent true and correct copies of: (i) each material Company Benefit Plan and each material Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, to the extent not previously provided and (ii) with respect to each material Company Benefit Plan or material Company Benefit Agreement (in each case, only if applicable), the Company will deliver or make available to Parent true and complete copies of (A) the three most recent reports on Form 5500 filed with the Internal Revenue Service (“IRS”), (B) each summary plan description and summary of material modifications, (C) the most recently received IRS determination or opinion letter and (D) each currently effective trust agreement or other documents relating to the funding or payment of benefits.

Section 6.3 Notification of Certain Matters. (A) The Company shall give prompt notice to Parent of any change or event having, or which would be reasonably likely to have, a Company Material Adverse Effect, (B) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of any change or event which would be reasonably likely to result in the failure of any of the conditions set forth in Exhibit A to be satisfied and (C) each of Parent and the Company shall give prompt notice to the other after receiving or becoming aware of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.3 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit or otherwise affect the representations, warranties, covenants or agreements of the parties or (iii) limit the remedies available hereunder to the party receiving such notice.

Section 6.4 Antitrust Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (ii)

all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the Transactions. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the FTC or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other party all information required for any filing, form, declaration, notification, registration and notice with respect to Competition Laws and the Transactions. Each party shall give the other parties reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices with respect to Competition Laws and the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Transactions. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry with respect to Competition Laws and the Transactions without giving the other parties prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts (A) to avoid the entry of any judgment that would restrain, prevent or delay the Closing, (B) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) and (C) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

(b) Subject to Section 6.4(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the Transactions, (iii) the preparation of the Information Statement and any other documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate any of the Transactions, and to fully carry out the purposes of, this Agreement and (v) the providing of all such information concerning such party, its Subsidiaries and its Affiliates as well as the officers, directors, employees and partners of its Subsidiaries and Affiliates, in each case, as may be reasonably requested in connection with any of the matters set forth in Section 6.4(a) or this Section 6.4(b).

(c) Notwithstanding anything to the contrary in this Section 6.4, neither Parent, Guarantor, the Company or any of the respective Affiliates shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to any of the Transactions to divest any of its businesses, product lines or assets, hold separate or take or agree to take any other action or agree to any limitation or restriction if such action would, or would reasonably be expected to, materially and adversely impair the overall benefits expected to be realized by Guarantor, Parent and their Subsidiaries, taken as a whole, from consummation of the Transactions (taking into account, among other things, effects on the assets, business and operations and relationships of both Parent and its Subsidiaries and of the Company and the Company Subsidiaries) (any such action being referred to herein as an “Adverse Regulatory Requirement”).

Section 6.5 No Solicitation; Company Recommendation.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and Company Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Takeover Proposal, and shall promptly thereafter request the return from, or destruction by, all such Persons of all copies of confidential information previously furnished to such Persons by the Company, the Company Subsidiaries or the Company’s and Company Subsidiaries’ respective Representatives, in connection with exploring any Company Takeover Proposal prior to the date hereof. The Company shall not, and shall cause the Company Subsidiaries and the Company’s and Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing or providing access to non-public information with the intent of encouraging the making, submission or announcement of any Company Takeover Proposal), any inquiries or proposals that constitute, or which would reasonably be expected to lead to, a Company Takeover Proposal, (ii) participate in any discussions (other than to refer to this Agreement) or negotiations with any third party regarding any Company Takeover Proposal, (iii) approve any transaction under, or any Person (other than Parent or Merger Sub) becoming an “interested stockholder” under, Section 203 of the DGCL (except in connection with the Transactions) or (iv) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument constituting or related to any Company Takeover Proposal; provided, however, that if after the date hereof but prior to the Offer Closing Date the Company Board receives an unsolicited, bona fide written Company Takeover Proposal made after the date hereof but prior to the Offer Closing Date, that did not result from or arise in connection with a breach of this Section 6.5(a) (other than an immaterial breach), and the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Company Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, if the Company Board determines (after consultation with outside counsel) that failure to take such actions would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, and subject to compliance with this Section 6.5(a) and Section 6.5(b), at any time prior to the Offer Closing Date (but in no event after the Offer Closing Date) and after providing Parent not less than forty-eight (48) hours prior written notice of such determination by the Company Board (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with terms substantially similar to, and with a standstill not less restrictive, and other provisions not less restrictive (other than in an immaterial respect) than, those contained in the Confidentiality Agreement (including the “standstill” covenant); provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company provides Parent, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company furnished to such other Person which was not previously furnished to Parent prior to the time it is provided to such other Person, which information shall be treated in accordance with the terms of the Confidentiality Agreement and (B) participate in discussions and negotiations with such Person regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Company Subsidiaries or the Company’s or the Company Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.5 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 6.5, the Company shall promptly advise Parent, orally and in writing (and in any case within forty-eight (48) hours of knowledge of receipt) of the receipt by the Company of any Company Takeover Proposal, or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal, or any request for information relating to the Company or any Company Subsidiaries or for access to the business, properties, assets, books or records of the Company or any Company Subsidiary by any third party with respect to a Company Takeover Proposal. The Company shall, in any such notice to Parent, indicate the identity of the Person making such Company Takeover Proposal, indication or request, and the terms and conditions of such Company Takeover Proposal, indication or request (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Company Takeover Proposal, indication or request), and thereafter shall promptly keep Parent reasonably informed, in a prompt manner, of all material developments affecting the status and terms of any such Company Takeover Proposal, indication or request or any changes to the material terms thereof (and the Company shall provide Parent promptly after receipt or delivery thereof with copies of any additional written materials received that relate to such Company Takeover Proposal, indication or request or any changes to the material terms thereof) and of the status of any such discussions or negotiations. In addition, during the period from the date hereof through the Effective Time, the Company shall enforce, and not terminate, amend, modify or waive (except for waiver of any standstill provisions to allow such counterparty to make a proposal to the Company Board) any provision of any confidentiality agreement to which the Company or any Company Subsidiary is a party.

(c) Except as expressly permitted by this Section 6.5, the Company Board shall not (i) (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or take any action or make any public statement that is expressly inconsistent with the Company Recommendation or (C) fail to include the Company Recommendation in the Schedule 14D-9 (any action described in this clause (i) a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any Company Subsidiary to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement constituting or related to, or that is intended to or reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.5(a)) (each, a “Company Acquisition Agreement”). It is agreed that any violation of the restrictions on the Company set forth in this Section 6.5 by any officer or director of the Company (or any other Representative of the Company that is authorized, intentionally sanctioned or intentionally caused by the Company) shall be deemed a breach of this Section 6.5 by the Company.

(d) Notwithstanding anything to the contrary contained herein, but subject to Section 6.5(f), the Company Board may (i) make a Company Adverse Recommendation Change if (A) the Company Board determines (after consultation with outside counsel) that failure to take such actions would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (B) the Company Board (1) receives after the date hereof but before the Offer Closing Date an unsolicited, bona fide written Company Takeover Proposal that did not result from or arise in connection with a breach of this Section 6.5 (other than an immaterial breach) and (2) determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Company Takeover Proposal constitutes a Superior Proposal and authorizes the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal and/or (ii) following or concurrently with making a Company Adverse Recommendation Change in accordance with clause (i) and Section 6.5(f), authorizes the Company to terminate this Agreement and enter into a Company Acquisition Agreement if, concurrently with entering into such Company Acquisition Agreement, the Company terminates this Agreement pursuant to Section 8.1(d)(ii) and pays the Termination Fee required pursuant to Section 8.3.

(e) Notwithstanding anything to the contrary contained herein, but subject to Section 6.5(f), the Company Board may make a Company Adverse Recommendation Change for a reason unrelated to a Company Takeover Proposal if the Company Board determines (after consultation with outside counsel) that, in light of material facts, events or circumstances in each case related to the Company that have developed since the date of this Agreement that were not known to the Company prior to the date hereto, failure to take such actions would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(f) The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 6.5(d) or Section 6.5(e) unless (i) the Company promptly provides written notice to Parent at least three (3) Business Days before taking such action (the “Notice Period”) advising Parent that the Company Board is considering making a Company Adverse Recommendation Change, which notice shall (A) in the case of any action intended to be taken pursuant to Section 6.5(d), specify the identify the Person making such Company Takeover Proposal, and include copies of any written materials relating to such Company Takeover Proposal or (B) in the case of any action intended to be taken pursuant to Section 6.5(e), contain a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action (the “Company Notice of Adverse Recommendation”) and (ii) during the Notice Period, the Company and its Representatives shall have, if requested by Parent, negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such Notice Period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Company Board shall have again in good faith made the determination referred to in clause (i)(B)(2) of Section 6.5(d) or in Section 6.5(e), as applicable. To the extent the Notice Period described in the preceding sentence would expire after the Offer Closing Date, the Offer Closing Date shall be automatically extended such that it will occur on the first Business Day after the expiration of the Notice Period. In the event of any material change (including, for the avoidance of doubt, any change in price) to the terms of a Superior Proposal, the Company shall, in each case, make the determination referred to in clause (i)(B)(2) of Section 6.5(d), deliver a new Company Notice of Adverse Recommendation and commence a new Notice Period, except that the duration of the Notice Period shall be reduced to 48 hours (rather than three (3) Business Days).

(g) For purposes of this Agreement:

“Company Takeover Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of the Company Subsidiaries (including securities of the Company Subsidiaries) equal to more than 15% of the Company’s consolidated assets or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions or by merger, consolidation or otherwise) of more than 15% of any class of equity securities of the Company or any Company Subsidiaries or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of any class of equity securities of the Company or any Company Subsidiaries or of any resulting parent company of the Company, other than the Transactions.

“Superior Proposal” means a bona fide written Company Takeover Proposal (substituting references to “15%” therein with “80%”) that is obtained after the date hereof but prior to the Offer Closing Date, with either no financing contingency or fully committed financing (subject to customary conditions thereto in commitment letters providing therefor) and that the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (a) more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer and this Agreement (including any changes to the terms of the Offer and this Agreement proposed by Parent in accordance with Section 6.5(f))) and (b) reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects and terms of such proposal and the third party.

(h) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or making any disclosure to its stockholders required pursuant to the rules and regulations of the SEC if the Company Board determines (after consultation with outside legal counsel) that failure to take such actions would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. Nothing in this Agreement shall prohibit the accurate disclosure of factual information (and such disclosure shall not be deemed to be a Company Adverse Recommendation Change) regarding (x) the business, financial condition or results of operations of the Company or (y) the fact that a Company Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal to the extent, in the case of each of clauses (x) and (y), (1) the Company in good faith determines that such information, facts, identity and/or terms is required to be disclosed under applicable Law and (2) any such disclosure includes the Company Recommendation without disclosing or effecting a Company Adverse Recommendation Change.

(i) For purposes of this Section 6.5, the term “Representatives” shall mean directors, officers, consultants, legal counsel, financial advisors and authorized agents.

Section 6.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (at Parent’s expense), review and comment on all material filings or responses to be made by the Company in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the any of the Transactions (“Stockholder Litigation”), which comments the Company shall consider in good faith, and to consult with the Company prior to the settlement of any Stockholder Litigation; provided, that no such settlement that is greater in the aggregate than the amount set forth in Section 6.6 of the Company Disclosure Letter shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except no settlement (regardless of settlement amount) shall be effected unless Parent has provided its prior written consent, which may be withheld in Parent’s sole discretion, if the settlement does not include a full release of the Company, Parent, Guarantor and its Affiliates or if the settlement imposes an injunction or other equitable relief upon the Company, Parent, Guarantor or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Section 6.7 Indemnification; Director and Officer Insurance. For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, (x) indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the Company Certificate of Incorporation and Company Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the Effective Time and (y) advance expenses as incurred to the extent provided for under such indemnification agreements; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of any of the Transactions. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from and after the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date hereof; provided, that (a) Parent may substitute therefor a single premium tail coverage with respect to D&O Insurance at a level at least as favorable as in the D&O Insurance, or (b) if Parent does not make the substitution provided for in clause (a), then the Company may substitute therefor a single premium tail coverage with respect to D&O Insurance at a level at least as favorable as in the D&O Insurance for a premium not to exceed 300% of the last annual premium paid prior to the date hereof. If the Surviving Corporation or Parent, or any of their successors or assigns, shall (i) be liquidated and dissolved, (ii) consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (iii) sell or otherwise transfer all or a majority of its assets to any other Person, proper provisions shall be made so that the continuing or surviving entity or Parent, as applicable, and its successors and assigns shall assume the obligations set forth in this Section 6.7. The provisions of this Section 6.7 shall survive the Effective Time, shall thereafter not be terminated or amended in any manner so as to adversely affect any indemnified party described in this Section 6.7, are intended to be for the benefit of, and shall be enforceable by, each indemnified party described in this Section 6.7 and his or her heirs and Representatives and are in addition to, and not in substitute for, any other rights that any such person may have by Contract or otherwise.

Section 6.8 Public Announcements. The parties agree that the initial press release(s) to be issued with respect to the Transactions shall be in the form(s) agreed to by the parties. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including broad-based employee communications) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, NASDAQ or court process, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.9 Employees.

(a) For a period of one (1) year following the Offer Closing, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with compensation and benefits which, taken as a whole, have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the Company and the Company Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with compensation and benefits which, taken as a whole, have a value substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, in either case, neither Parent nor the Surviving Corporation shall be required to provide any equity based compensation. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (including for purposes of vacation eligibility), but not for purposes of benefit accrual under any defined benefit pension plan of Parent or any of its Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive or use the reasonable best efforts to cause its insurance carriers to waive any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) No provision of this Agreement shall (i) confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or Company Benefit Agreement or benefit plan or agreement of Parent (including any New Plan) or (iii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Covered Employee at any time.

(e) Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, on or after the date hereof and prior to the Offer Closing, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary (or any Person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the compensation committee of the

Company Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an employment compensation, severance or other employee benefit arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement. The Company shall, prior to the Offer Closing, take such actions necessary and appropriate to ratify, confirm and approve, in accordance with and for the purpose of Rule 14d-10 under the Exchange Act, compensation paid or payable to Covered Employees under any Company Benefit Plan or Company Benefit Agreement or otherwise in connection with the Transactions.

Section 6.10 Rule 16b-3. Prior to the Offer Closing, the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Takeover Statutes. The Company and the Company Board shall take all actions necessary so that the restrictions of the Takeover Statutes shall remain inapplicable to any and all of the Transactions. If any Takeover Statute becomes applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such Transactions.

Section 6.12 Termination of Credit Agreements.

(a) Prior to or at the Offer Closing Date, the Company shall have delivered executed payoff letters (the “Debt Payoff Letters”) in form and substance reasonably satisfactory to Parent for (i) the Second Amended and Restated Loan and Security Agreement, dated as of November 27, 2013, which amends and restates, in its entirety, the Amended and Restated Loan and Security Agreement, dated as of August 30, 2013 between Silicon Valley Bank and Solta Medical, Inc. (the “Silicon Valley Loan Agreement”), (ii) the Loan and Security Agreement, dated as of August 29, 2012 between Silicon Valley Bank and the Company (the “2012 Silicon Valley Loan Agreement”), (iii) the Term Loan Agreement, dated as of November 14, 2013 among the Company, the subsidiary guarantors, Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P. (the “Capital Royalty Loan Agreement” and, together with the Silicon Valley Loan Agreement and the 2012 Silicon Valley Loan Agreement, the “Credit Agreements”) and (iv) other outstanding indebtedness for borrowed money, if any. Each Debt Payoff Letter shall (A) confirm the full outstanding amount then outstanding, along with accrued interest thereon and all fees and other obligations of the Company accrued under such Credit Agreement (or such other indebtedness) (with respect to all of the Credit Agreements, collectively, the “Payoff Amounts”), (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the debt and liabilities under such Credit Agreement and the agreement by such lenders to release all Liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Offer Closing Date, the Company shall have obtained documents, including an authorization to file UCC termination statements upon such payment, executed terminations and releases of outstanding mortgages, as are reasonably necessary to release such Liens.

(b) At or prior to the Offer Closing Date, Parent shall either (i) repay the Payoff Amounts to the lenders under the Credit Agreements and the Company shall terminate the Credit Agreements or (ii) provide to the Company sufficient funds to repay the Payoff Amounts to the lenders under the Credit Agreements and the Company shall promptly use such funds to repay the Payoff Amounts and terminate the Credit Agreements.

Section 6.13 Deregistration; Stock Exchange Delisting. After the Offer Closing, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligation of Each Party. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions:

(a) No Law shall have been enacted or promulgated after the date hereof which prohibits the consummation of the Merger and there shall be no Order issued by a Governmental Entity of competent jurisdiction in effect prohibiting consummation of the Merger; and

(b) Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Subject to Section 1.3(c), this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Parent or the Company (by written notice to the other specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) if the Offer Closing shall not have occurred by April 15, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or by such date; or

(ii) if any Law or Order having any of the effects set forth in Section 7.1(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if the Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) by Parent (by written notice to the Company specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) at any time prior to the Offer Closing, upon a Company Adverse Recommendation Change (whether or not in compliance with Section 6.5);

(ii) if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would reasonably be expected to result in the failure of a condition set forth in clauses (v) or (vi) of Exhibit A and (B) is not curable or has not been cured before the earlier of the Outside Date or twenty (20) Business Days following the date the Company receives written notice of such breach or failure to perform;

(iii) if the Company Board fails to reaffirm publicly the Company Recommendation within five (5) Business Days of Parent’s written request for such reaffirmation (or if the Outside Date is less than five (5) Business Days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the Outside Date);

(iv) if, prior to the Offer Closing, the Company shall have breached any of the provisions of Section 6.5 (other than (x) any materially cured breaches thereof, which breaches have not resulted in any meaningful harm to Parent and were cured prior to the delivery of the termination notice, or (y) any immaterial or inadvertent breaches thereof); or

(v) if, at the Expiration Time, Parent is not required to extend the Offer pursuant to this Agreement and any of the conditions set forth in Exhibit A shall not have been satisfied.

(d) by the Company (by written notice to Parent specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) if, prior to the Offer Closing, Parent or Merger Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (A) would reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the Transactions and (B) is not curable or has not been cured before the earlier of the Outside Date or twenty (20) Business Days following the date Parent receives written notice of such breach or failure to perform;

(ii) at any time prior to the Offer Closing, to accept and enter into a binding agreement with respect to a Superior Proposal; provided, that no termination of this Agreement pursuant to this subsection (d)(ii) shall be effective if the Company shall have breached any of the provisions of Section 6.5 (other than (x) any materially cured breaches, which breaches have not resulted in any meaningful harm to Parent and were cured prior to the delivery of the termination notice, or (y) any immaterial or inadvertent breaches thereof) and the Company shall have paid the Termination Fee and otherwise complied with its obligations under Section 8.3(b); or

(iii) if Merger Sub fails to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer within ten (10) Business Days following the date hereof or if Merger Sub fails to consummate the Offer in accordance with the terms of the Offer and this Agreement; provided, however, that the reason for Merger Sub’s failure to consummate the Offer is not proximately caused by the Company’s breach of this Agreement.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 8.1, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of the last sentence of Section 6.2, the second sentence of Section 6.8, this Section 8.2, Section 8.3 and ARTICLE IX shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for fraud, any willful breach or any willful misrepresentation.

Section 8.3 Fees and Expenses.

(a) Except as provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated.

(b) (i) In the event that:

(A) (1) prior to the Offer Closing, a Company Takeover Proposal shall have been made to the Company and such Company Takeover Proposal becomes publicly known prior to the Offer Closing or shall have been made directly to the stockholders of the Company generally prior to the Offer Closing or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (2) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) and (3) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (regardless of whether such Company Takeover Proposal is the same Company Takeover Proposal referred to in clause (1)); provided, that for purposes of this Section 8.3(b)(i)(A), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(g), except that the references to “15%” shall be deemed to be references to “50%”; or

(B) (1) prior to the Offer Closing, a Company Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (2) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and (3) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (regardless of whether such Company Takeover Proposal is the same Company Takeover Proposal referred to in clause (1)); provided, that for purposes of this Section 8.3(b)(i)(B), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(g), except that the references to “15%” shall be deemed to be references to “50%”; or

(C) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), Section 8.1(c)(iii) or Section 8.1(c)(iv); or

(D) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then the Company shall pay Parent a fee equal to eight million, seven hundred fifty thousand dollars ($8,750,000) (the “Termination Fee”) by wire transfer of same-day funds (x) on the date of termination of this Agreement in the case of a termination described in clause (D), (y) within five (5) Business Days after termination in the case of a termination described in clause (C) and (z) upon the earlier of the entry into a definitive agreement with respect to a Company Takeover Proposal or the consummation of a Company Takeover Proposal in the case of a termination described in clause (A) or clause (B); provided, that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, further, that Parent shall provide the Company with the applicable wire transfer account information promptly upon request therefor.

(ii) Notwithstanding anything to the contrary in this Agreement, absent fraud, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub against the Company and its Affiliates with respect to this Agreement in the event the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee, neither the Company nor any Subsidiary of the Company shall have any further liability to Parent and Merger Sub relating to or arising out of this Agreement or the Transactions.

(iii) The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount(s) due pursuant to this Section 8.3(b), and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount(s) due pursuant to this Section 8.3(b), the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (with automated confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company to:

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, CA 94545

Fax No: (510) 786-6990

Attention: Mark Sieczkarek, Chief Executive Officer

E-mail address: msieczkarek@solta.com

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Fax No: (650) 938-5200

Attention:         Daniel J. Winnike

Kris S. Withrow

E-mail address:         dwinnike@fenwick.com

kwithrow@fenwick.com

(b)	if to Parent, Guarantor or Merger Sub, to it at:

Valeant Pharmaceuticals International

700 Route 202/206

Bridgewater, NJ 08807

Attention:   General Counsel

Facsimile No.:   (949) 271-3796

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention:         Stephen F. Arcano, Esq.

Marie L. Gibson, Esq.

E-mail address:          Stephen.Arcano@skadden.com

Marie.Gibson@skadden.com

Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.7, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Guarantor; provided, that no such assignment shall relieve Merger Sub of any of its obligations hereunder; provided, further, that no such assignment shall be permitted if it would materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.6 Amendments. Subject to Section 1.3(c) and subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time; provided, that after the Offer Closing there shall be no amendment that decreases the Merger Consideration or that would cause the Merger not to be consummated as soon as practicable following the Offer Closing. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.7 Waiver; Remedies Cumulative. Subject to Section 1.3(c), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 9.9 Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2 and (d) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically and fully the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.14 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.16 Guarantee.

(a) Guarantor unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent or Merger Sub shall fail to or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations. Guarantor hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent or Merger Sub, any right to require the prior disposition of the assets of Parent or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever. The guarantee contained in this Section 9.16 shall apply regardless of any waivers or extensions to this Agreement whether or not Guarantor receives notice of the same and Guarantor waives all need for notice of the same.

(b) Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Guarantor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Guarantor and is a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. Guarantor hereby makes the representations and warranties set forth in Section 4.5 and Section 4.6 with respect to itself. Guarantor owns one hundred percent (100%) of the issued and outstanding capital stock of Parent.

Section 9.17 Certain Definitions.

(a) “Additional Warrants” means, collectively, the (i) Warrant issued to Pinnacle Ventures I Affiliates, L.P. on November 3, 2005, currently representing the right to purchase 270 shares of Company Common Stock, (ii) Warrant issued to Pinnacle Ventures I Equity Holdings (Q), L.L.C. on November 3, 2005, currently representing the right to purchase 13,257 shares of Company Common Stock and (iii) Warrant issued to Comerica Bank on November 3, 2005, currently representing the right to purchase 902 shares of Company Common Stock.

(b) “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(c) “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of California or New York are authorized or required by Law to remain closed.

(d) “Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(e) “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, results in any change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any change relating to the United States or global economy or United States or foreign securities markets, (B) any change to conditions affecting the industry or industries in which the Company and the Company Subsidiaries participate, (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof (provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred), (D) the effect of any change in any applicable Law or GAAP or interpretation or enforcement thereof, (E) any natural disasters or changes in global or national economic or political conditions or acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced) and terrorism, (F) a change in the market price or trading volume of the Company Common Stock (provided, that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred), (G) the execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, licensors, licensees, distributors and other Persons with which the Company or the Company Subsidiaries have business dealings, or the identity of Parent or any of its Affiliates as the acquirer of the Company or (H) any effects directly resulting from or arising out of (1) the failure by the Company or any of the Company Subsidiaries to take any action specifically prohibited by this Agreement or (2) any actions taken by the Company or any of the Company Subsidiaries as specifically required by this Agreement or with the explicit consent of Parent or Merger Sub; except, in the cases of clauses (A), (B), (D) and (E), if such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the Company as compared to other participants in the industry or industries in which the Company and the Company Subsidiaries participate.

(f) “Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(g) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, Cleanup, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any Company Subsidiary, now or in the past or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(h) “Environmental Laws” mean all federal, state, local, foreign and common laws, statutes, codes, regulations, ordinances and other enforceable requirements of Governmental Entities relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(i) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(j) “Hazardous Substances” means any substance listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, including any toxic waste, pollutant, contaminant, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde or polychlorinated biphenyls.

(k) “Intellectual Property” means all intellectual property rights and industrial property rights and rights in confidential information of any type or nature throughout the world, including all United States and foreign (i) trademarks, service marks, names, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, together with the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) industrial designs, invention disclosures, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations and renewals) and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”), (iii) copyrights, writings and other works and other copyrightable subject matter, (including rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”)), in any jurisdiction, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”), (iv) trade secrets, non-public information and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Trade Secrets”) and (v) any other intellectual property or proprietary rights and all rights and remedies against past infringement, misappropriation or other violation of any of the foregoing.

(l) “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

(m) “Permitted Liens” shall mean (i) mechanics’, carriers’, warehousemens’, workmens’ and other similar Liens arising in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) with respect to the Owned Real Property, (A) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record, (B) any state of facts a current survey of the Owned Real Property would show and (C) zoning, building and other similar restrictions imposed by Law, (iv) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements and (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods.

(n) “Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(o) “PIPE Warrants” means, collectively, the (i) Warrant issued to Growth Equity Opportunities Fund, LLC on January 8, 2010 for the purchase of 792,079 shares of Company Common Stock, (ii) Warrant issued to PCM Partners L.P. II on January 8, 2010 for the purchase of 687,500 shares of Company Common Stock, (iii) Warrant issued to PCM Partners International Ltd. on January 8, 2010 for the purchase of 62,500 shares of Company Common Stock, (iv) Warrant issued to Longitude Venture Partners, L.P. on January 8, 2010 for the purchase of 1,213,305 shares of Company Common Stock, (v) Warrant issued to Longitude Capital Associates, L.P. on January 8, 2010 for the purchase of 24,319 shares of Company Common Stock, (vi) Warrant issued to Biomedical Value Fund, L.P. on January 8, 2010 for the purchase of 569,307 shares of Company Common Stock, (vii) Warrant issued to Biomedical Institutional Value Fund, L.P. on January 8, 2010 for the purchase of 247,525 shares of

Company Common Stock, (viii) Warrant issued to Biomedical Offshore Value Fund, Ltd. on January 8, 2010 for the purchase of 297,030 shares of Company Common Stock and (ix) Warrant issued to Class D Series of GEF-PS, L.P. on January 8, 2010 for the purchase of 371,287 shares of Company Common Stock.

(p) “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

(q) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(r) “Representatives” mean, with respect to any Person, the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents of such Person.

(s) “Required Regulatory Authorizations” means those Regulatory Authorizations set forth in Section 9.17(s) of the Company Disclosure Letter.

(t) “Service Provider” means any director, officer, employee or individual independent contractor of the Company of any Company Subsidiary.

(u) “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person), (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership) or (iii) based on the extent of control by the first Person, is required to be consolidated in the consolidated financial statements of the first Person in accordance with GAAP.

(v) “SVB Warrant” means the Warrant issued to Silicon Valley Bank on July 26, 2012, for the purchase of 307,692 shares of Company Common Stock, as amended.

(w) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

(x) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(y) “to the knowledge of the Company,” “known to Company,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Section 9.17(y) of the Company Disclosure Letter.

(z) “United States” means the United States of America.

(aa) “Warrants” means the SVB Warrant, PIPE Warrants and Additional Warrants.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Howard Schiller
Name: Howard Schiller
Title: EVP & CFO

SAPPHIRE SUBSIDIARY CORP.

By:	/s/ Howard Schiller
Name: Howard Schiller
Title: EVP & CFO

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Howard Schiller
Name: Howard Schiller
Title: EVP & CFO

SOLTA MEDICAL, INC.

By:	/s/ Mark Sieczkarek
Name: Mark Sieczkarek
Title: Chairman and Interim President and CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock unless:

(i)	there shall have been validly tendered and not validly withdrawn prior to the Expiration Time that number of shares of Company Common Stock (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Date) which, when added to the shares of Company Common Stock, if any, already owned by Parent, Merger Sub or any of their respective Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which means, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, warrants, rights and securities convertible into or exercisable for shares of Company Common Stock or otherwise) on the Expiration Date (the “Minimum Tender Condition”);

(ii)	the applicable waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the HSR Act shall have expired or been terminated on the Expiration Date, and all other Required Regulatory Authorizations shall have been obtained on the Expiration Date (the “Regulatory Condition”);

(iii)	there shall not be existing any (A) temporary restraining order or preliminary injunction or (B) pending Litigation by any Governmental Entity of competent jurisdiction that, in the case of clauses (A) and (B), (I) challenges or seeks to enjoin or materially delay the Offer Closing or the consummation of the other Transactions or (II) imposes or seeks to impose any Adverse Regulatory Requirement as a condition to the expiration or termination of the waiting period under the HSR Act or to obtaining any Required Regulatory Authorizations necessary to satisfy the Regulatory Condition;

(iv)	no applicable Law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any foreign jurisdiction shall be and remain in effect which (A) has the effect of making illegal or otherwise prohibiting or materially delaying the Offer Closing or the consummation of the other Transactions (including the Tender Agreements) or (B) imposes or seeks to impose any Adverse Regulatory Requirement as a condition to the expiration or termination of the waiting period under the HSR Act or to obtaining any Required Regulatory Authorizations necessary to satisfy the Regulatory Condition;

(v)	(A) the representations and warranties of the Company set forth in clause (i) of Section 4.1(a), Section 4.3, Section 4.20 and Section 4.25 of the Agreement shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), (B) the representations and warranties of the Company set forth in Section 4.2(a), the first two sentences of Section 4.2(b) and Section 4.2(f) shall be true and correct in all but de minimis respects, both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all but de minimis respects on and as of such earlier date), (C) the representations and warranties of the Company in set forth in clause (b) of Section 4.10 shall be true and correct in all respects, both as of the date of the Agreement and at all times prior to the Offer Closing Date as though made at and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (D) the representations and warranties of the Company contained in the Agreement (other than those referred to in clauses (A), (B) and (C)) (disregarding for purposes of this clause (D), any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties) shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of any such representations or warranties to be so true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)	the Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under the Agreement (or any failure to perform as such shall have been cured) at or prior to the Offer Closing Date;

(vii)	since the date of the Agreement there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(viii)	the Company shall have delivered to Parent a certificate, signed by the chief executive officer and chief financial officer of the Company, to the effect that each of the conditions specified in subparagraphs (v), (vi), and (vii) is satisfied;

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(ix)	the Tender Agreements shall be valid, binding and enforceable on the parties thereto;

(x)	the Company shall not have entered into a definitive agreement or agreement in principal with any Person with respect to a Company Takeover Proposal;

(xi)	the Company Board shall not have made a Company Adverse Recommendation Change; and

(xii)	the Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Agreement.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in the Agreement to which this Exhibit A is attached.

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